Exhibit 99.1

PAR Technology Corporation	(NYSE:PAR) FOR RELEASE: November 17, 2015 CONTACT: Christopher R. Byrnes (315) 738-0600 ext. 6226 cbyrnes@partech.com

PAR TECHNOLOGY CORPORATION ANNOUNCES

RETIREMENT OF CEO RONALD J. CASCIANO

ELECTION OF KAREN E. SAMMON AS CEO & BOARD MEMBER

PAR BOARD ALSO ELECTS DR. DONALD H. FOLEY TO SERVE ON BOARD OF DIRECTORS

NEW HARTFORD, NY—November 17, 2015 -- PAR Technology Corporation (NYSE:PAR), today announced the retirement of Ron Casciano from his position as CEO & President effective January 1, 2016.  Mr. Casciano who became CEO in 2013, also served as the Company’s Chief Financial Officer for 16 years prior to assuming his current position.  Mr. Casciano originally joined PAR in 1983 and will remain on PAR’s Board of Directors.

Cynthia Russo, the Lead Director of PAR’s Board commented: “Ron is retiring from PAR with a significant legacy.   On behalf of the entire Board of Directors, I want to thank him for his strong leadership.  During his tenure as CEO, Ron has led the Company’s improvement on essentially every key operating metric and provided solid stewardship during several acquisitions and divestitures.  In addition, he has recruited and developed an outstanding management team and strengthened the Company's culture and mission.  We are grateful for his many accomplishments over the years and wish him and his family the very best in retirement.”

PAR also announced the election by the Company’s Board of Directors, effective January 1, 2016, of Karen Sammon to the position of Chief Executive Officer, President and Board member.   Ms. Sammon is currently President of ParTech, Inc., the Company’s largest subsidiary, serving the restaurant, retail and food safety industries.  During Ms. Sammon’s lengthy and successful tenure at PAR she has served in roles that included Corporate Counsel, Investor Relations, Chief Marketing Officer and President of PAR’s software organization.  While President of  ParTech, Inc., Ms. Sammon has spearheaded the efforts to increase the Company’s software and recurring revenues and managed the realignment of PAR’s restaurant technology business to maximize efficiencies and operational performance.  Ms. Sammon previously was Senior Vice President Operations at The CBORD Group.  CBORD operates as a unit of Roper Technologies, Inc., a diversified software technology company and a constituent of the S&P 500, Fortune 1000, and the Russell 1000 indices.  Ms. Sammon currently serves on industry boards including Penn State School of Hospitality Technology Board of Directors and the FS TEC Advisory Board.

Director Russo continued, “Karen has been a leader in redefining the nature of our business.  She was the architect of the strategy to refocus PAR on expanding software solutions and recurring revenue growth through acquisition and organic development.  She has been instrumental in restructuring and reorganizing PAR, improving profitability in the process, and re-allocating resources to high-growth areas.  Karen has inspired colleagues through her energy and vision, and we look forward to great things under her leadership.”

Commenting on his retirement, Casciano stated: “PAR’s employees, innovative technologies and long history of market leadership are the true differentiators for our Company.  It has been an honor and a privilege to serve as PAR’s CEO.  Our Company has made significant progress in our transformation to a software company focusing on recurring revenues.   Karen and I have worked closely together for many years, collaborating on everything from business development and customer relations to talent development and strategy.  She is a tremendous asset to PAR.  In closing, I am grateful to have befriended so many colleagues around the world; I wish them all well and thank all of PAR’s employees for their hard work and professionalism.”

Additionally, PAR announced today that the Board of Directors has elected Dr. Donald H. Foley to serve as a new director to the PAR Board set to begin on January 1, 2016.

With more than two decades of experience as business line president of a large dynamic, government contract technology-based company, SAIC (now known as Leidos), Dr. Foley held various C-level and executive roles, including being a previous SAIC Board Member.  Dr. Foley’s executive positions included serving as Chief Technology Officer and as Group President of their Research & Intelligence Group.   Dr. Foley also previously was Director of the Special Programs Office for the Defense Advanced Research Projects Agency (DARPA).

Ms. Russo commented, “We are pleased to welcome Don Foley to the Board of Directors at PAR Technology. Don is an industry-recognized strategist and visionary in the federal government contracting sector and will provide insight and guidance to help PAR achieve its goals.”

ABOUT PAR TECHNOLOGY

PAR Technology Corporation's stock is traded on the New York Stock Exchange under the symbol PAR.  PAR’s Hospitality segment has been a leading provider of restaurant and retail technology for more than 30 years.  PAR offers technology solutions for the full spectrum of restaurant operations, from large chain and independent table service restaurants to international quick service chains.  Products from PAR also can be found in retailers, cinemas, cruise lines, stadiums and food service companies. PAR’s Government Business is a leader in providing computer-based system design, engineering and technical services to the Department of Defense and various federal agencies. Visit www.partech.com for more information.

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